EXHIBIT 99.1

Annec Green Refractories Corporation Reports Financial Results for the Second Quarter of 2011

Achieves 53.2% Increase in Revenues to $24 Million and 19.3% Increase in Net Income to $1.39 Million for the Second Quarter of 2011 compared to the same period of 2010

ZHENGZHOU, China, Aug. 17, 2011 /PRNewswire-Asia/ -- ANNEC GREEN REFRACTORIES CORPORATION (OTCBB:ANNC.ob -News), one of leading refractory enterprises in China, today announced financial results for the second quarter of 2011:

Second Quarter 2011 Highlights

● Revenue increased 53.2% to $24.3 million compared to $15.8 million for Q2 2010

● Gross profit increased 59.3% to $8.5 million versus $5.3 million for Q2 2010

● Net income for increased 19.3% to $1.39 million versus $1.16 million for Q2 2010

Mr. Fuchao Li, Chairman, commented, "We are very pleased to report a 53.2 percent increase in revenues and a 19.3 percent increase in net income for the second quarter of 2011 compared to the same period of 2010. Our strategy is to increase our presence in overseas markets while consolidating market share based on established distribution channels in China in 2011."

In the second quarter of 2011, one of the Company's R&D programs was awarded the first prize of Zhengzhou progress prize in scientific and collective technology, another R&D program was honored with a scientific achievement second prize by Henan industry and information technology.

ABOUT ANNEC GREEN REFRACTORIES CORPORATION

We indirectly control through subsidiaries, Zhengzhou Annec Industrial Co., Ltd. ("Annec"), a PRC wholly-Foreign Owned Enterprise, which is engaged in the business of design, manufacturing and selling of medium and high level refractory materials for top combustion type, internal combustion type, and external combustion type hot blast stoves, and through our variable interest entity ("VIE"), Annec (Beijing) Engineering Technology Co., Ltd. ("Beijing Annec"), a PRC limited company, we provide turnkey service for large hot blast stove projects, integrating the structural design, equipment purchase, construction, refractory production/sale and after-sale service of hot blast stoves.

This release contains certain "forward-looking statements" relating to the business of the Company. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements include, but are not limited to, that our brand will continue to have strong brand recognition, that our operations are efficient and scalable, that we be able to enter into new regional markets in China and high-end overseas markets, that we will be able to find and consummate strategic and accretive acquisitions and that our net income will increase by 200% this year.  Further the forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors. [Not sure what that statement means] The Company does not assume a duty to update these forward-looking statements.

– Financial tables follow –

ANNEC GREEN REFRACTORIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2011	2010(1)
ASSETS
Current assets:
Cash	$1,044,785	$1,504,971
Restricted cash	5,415,555	4,425,167
Bank notes receivable	1,468,582	1,056,569
Accounts receivable (net of allowance of $803,385 and $572,793 at
June 30, 2011 and December 31, 2010, respectively)	18,187,504	16,130,117
Retentions receivable	8,771,042	4,553,071
Prepaid expenses and deposits	12,173,860	5,604,102
Other receivables	4,782,949	5,420,233
Inventories	30,377,388	25,703,214
Total current assets	82,221,665	64,397,444
Long-term retentions receivable	4,971,764	5,425,110
Deposits for capital expenditure	3,170,386	3,235,272
Plant and equipment, net	12,651,927	12,093,625
Land use rights, net	2,210,017	2,193,823
Long-term investment	154,703	151,722
Total assets	$105,380,462	$87,496,996
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term loans	9,569,926	8,475,193
Bank notes payable	6,961,634	5,310,272
Accounts payable and accrued expenses	18,126,525	11,271,228
Advances from customers	28,254,389	23,105,778
Salaries payable	493,795	436,635
Taxes payable	1,838,959	2,535,965
Related party payable	1,383,663	917,008
Loans payable to employees	1,920,593	2,154,409
Loans payable to other individuals	2,784,653	1,972,387
Other payable	2,193,531	1,918,056
Total current liabilities	73,527,668	58,096,931
Deferred income	2,855,312	2,884,600
Long-term loans	1,061,262	1,189,501
Total liabilities	77,444,242	62,171,032
Commitments and contingencies (Note 13)
Stockholders' equity:
Series A preferred stock, $0.0001 par value; 20,000,000 shares authorized; zero shares
issued and outstanding	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 19,995,701 issued
and outstanding	2,000	2,000
Additional paid-in capital	4,046,992	4,046,992
Retained earnings	22,792,112	20,700,451
Accumulated other comprehensive income	1,095,116	576,521
Total stockholders' equity	27,936,220	25,325,964
Total liabilities and stockholders' equity	$105,380,462.00	$87,496,996.00

(1) Derived from the consolidated audited financial statements for the year ended December 31, 2010 contained in our amended current report on Form 8-K/A filed with the SEC on May 11, 2011.

ANNEC GREEN REFRACTORIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2,011	2,010	2,011	2,010
Revenues	24,271,294	15,839,082	37,329,323	23,811,563
Cost of revenues	15,791,816	10,516,874	23,365,232	15,558,446
Gross profit	8,479,478	5,322,208	13,964,091	8,253,117
Operating expenses:
Selling	4,540,047	1,742,207	6,637,934	2,923,093
General and administrative	1,329,832	1,563,140	2,681,962	2,827,785
Total operating expenses	5,869,879	3,305,347	9,319,896	5,750,878
Income from operations	2,609,599	2,016,861	4,644,195	2,502,239
Other income (expense):
Interest income	85,808	26,981	184,644	51,492
Interest expense	(1,087,524)	(340,310)	(1,692,784)	(619,466)
Other income (expense), net	105,213	(303,228)	241,763	(378,130)
Total other income (expense), net	(896,503)	(616,557)	(1,266,377)	(946,104)
Income before provision for
Income taxes	1,713,096	1,400,304	3,377,818	1,556,135
Provision for income taxes	326,020	237,494	587,891	265,617
Net income	1,387,076	1,162,810	2,789,927	1,290,518
Net income per share–basic	0.07	0.06	0.14	0.06
Net income per share–diluted	0.07	0.06	0.14	0.06
Shares used in computing net income
per share–basic	19,995,701	19,995,701	19,995,701	19,995,701
Shares used in computing net income
per share–diluted	19,995,701	19,995,701	19,995,701	19,995,701

For more information, please contact:
Yolanda Li
Tel: +86-371-6999-9012
Mobile: +86-152-1012-1018
Email: annecyolanda@annec.com.cn